EXHIBIT 107

Calculation of Filing Fee Tables

S-1

(Form Type)

BioNexus Gene Lab Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, no par value per share(2)	457(o)	2,156,250	$[●]	$[●]	0.00011020	$[●]
Fees to Be Paid	Equity	Common stock, no par value per share underlying Underwriter Warrants(3)	457(o)	172,500	$[●]	$[●]	0.00011020	$[●]
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$9,384,000		$1,034.12
	Total Fees Previously Paid							$2,068.23
	Total Fee Offsets							-
	Net Fee Due							$0

(1)

The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes the offering price attributable to additional shares that the underwriter has the option to purchase to cover over-allotments, if any.

(2)

In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional common stocks that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)

The Registrant will issue to the Underwriter warrants to purchase a number of common stocks equal to an aggregate of eight percent (8%) of the common stocks (the “Underwriter Warrant”) sold in the offering. The exercise price of the Underwriter Warrants is equal to 110% of the offering price of the common stocks offered hereby. The Underwriter’s Warrants are exercisable commencing 180 days from the closing date of the offering at any time, and from time to time, in whole or in part, for a period of five years from the commencement of sales of the offering.